EXHIBIT 4.31
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                    SEPARATION AGREEMENT AND GENERAL RELEASE


WHEREAS Mr. Sami Yazdi is employed by EXFO Protocol Inc. (the "Employer"), a subsidiary of EXFO Electro-Optical Engineering Inc., having its head office at 465 Godin Avenue, Vanier, Quebec, G1M 3G7.

WHEREAS Mr. Yazdi's employment has been terminated effective March 14, 2003; and

WHEREAS the Employer wishes to provide adequate compensation to Mr. Yazdi;

NOW THEREFORE, MR. YAZDI HEREBY COVENANTS AND AGREES AS FOLLOWS:

SEVERANCE PAYMENT
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Mr. Yazdi hereby accepts and agrees to receive from the Employer an amount equivalent to twelve (12) months of regular salary as compensation for termination of his employment, less any deductions required by law. This amount does not include any salary, vacation pay, reimburseable business expenses or any other amount that was otherwise payable to Mr. Yazdi as of the last day of his employment, and that was paid at that time. Mr. Yazdi acknowledges that he is not entitled to any other amount in relation to his employment or termination thereof.

RELEASE OF EMPLOYER
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In consideration of the sums received from the Employer in accordance with the present Agreement, Mr. Yazdi hereby releases and forever discharges the Employer, its directors, officers, administrators, shareholders, affiliates, successors and assigns from all actions, causes of action, claims and demands of every nature in any way related to his employment and the termination of his employment.

For the above consideration, Mr. Yazdi hereby agrees not to make any claim, or to commence or maintain any action or proceeding, against any person or corporation, in which a claim or demand of any nature could arise against the Employer, its directors, officers, administrators, shareholders, affiliates successors and assigns in any way related to his employment and the termination of his employment.

Mr. Yazdi acknowledges that the Employer, by the above payment or otherwise, does not admit any liability to him in any manner or for any reason whatsoever, and any liability is in fact denied.

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OBLIGATIONS
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Mr Yazdi hereby confirms that he has returned all items created by him pursuant to his employment or furnished by the Employer, including all equipment, credit cards, books, records, reports, files, manuals, literature, diskettes, confidential information or other materials and that he has not kept copies of any of the above.

Mr. Yazdi hereby acknowledges that he is bound by obligations of confidentiality, non-competition and non-solicitation of employees and customers.

Mr. Yazdi declares having had the opportunity to read the present document and to obtain any additional required information or advice and that the amount payable hereunder constitutes a reasonable and sufficient indemnity for the termination of his employment.

The parties have agreed that this Agreement be written in English. Les parties ont convenu que la presente entente soit redigee en anglais.


IN WITNESS WHEREOF the parties have executed this Agreement.


/s/ SAMI YAZDI                          /s/ GERMAIN LAMONDE
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SAMI YAZDI                              EXFO PROTOCOL INC.

DATE: APRIL 1, 2003                     DATE: MARCH 19, 2003
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